Exhibit 3.1

AMENDMENT NO. 6 TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

SOTHERLY HOTELS LP

DESIGNATION OF 8.25% SERIES D

CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

THIS AMENDMENT NO. 6 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SOTHERLY HOTELS LP (as amended, the “Partnership Agreement”) is made as of the 18th day of April, 2019 (the “Amendment”), and is executed by Sotherly Hotels Inc., a Maryland Corporation (the “Company”), as the General Partner and on behalf of the existing Limited Partners of Sotherly Hotels LP (the “Partnership”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to the Partnership Agreement;

WHEREAS, pursuant to Amendment No. 1 to the Partnership Agreement, effective as of April 18, 2011, the Partnership Agreement was amended to reflect (i) the termination of the Company’s listing on the American Stock Exchange and the listing of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the NASDAQ Stock Market; and (ii) the designation and issuance of 25,000 shares of Series A Preferred Stock and a warrant to purchase 1,900,000 shares of the Common Stock pursuant to a private placement by the Company;

WHEREAS, pursuant to Amendment No. 2 to the Partnership Agreement, effective as of August 2, 2013, the name of the Partnership was changed to “Sotherly Hotels LP” from “MHI Hospitality, L.P.”;

WHEREAS, pursuant to Amendment No. 3 to the Partnership Agreement, effective as of August 23, 2016, the Partnership Agreement was amended to reflect the designation and issuance by the Company of 1,851,000 shares of 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”) and the designation and issuance by the Partnership to the Company of 1,851,000 units of 8.0% Series B Cumulative Redeemable Perpetual Preferred Units (the “Series B Preferred Units”) in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of the Series B Preferred Stock;

WHEREAS, pursuant to Amendment No. 4 to the Partnership Agreement, effective as of October 11, 2017, the Partnership Agreement was amended to reflect the designation and issuance by the Company of 1,380,000 shares of 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) and the designation and issuance by the Partnership to the Company of 1,380,000 units of 7.875% Series C Cumulative Redeemable Perpetual Preferred Units (the “Series C Preferred Units”) in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of the Series C Preferred Stock;

WHEREAS, pursuant to Amendment No. 5 to the Partnership Agreement, effective as of August 31, 2018, the Partnership Agreement was amended to reflect the designation and issuance by the Company of up to 400,000 additional shares of Series C Preferred Stock (the “ATM Preferred Stock”) and the designation and issuance by the Partnership to the Company of up to 400,000 additional Series C Preferred Units in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of ATM Preferred Stock;

WHEREAS, the Company intends to issue and sell 1,080,000 shares (or if the underwriters’ overallotment option is exercised in full 1,242,000 shares) of 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), pursuant to a public offering; and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.02 and 11.01 of the Partnership Agreement, the Company, in its capacity as the General Partner, desires to amend the Partnership Agreement in connection with the issuance by the Company of the Series D Preferred Stock and the issuance by the Partnership to the Company of Series D Preferred Units (as defined below) in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of the Series D Preferred Stock.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, in its capacity as the General Partner, hereby amends the Partnership Agreement as follows:

1.

Designation and Number. A series of Preferred Units (as defined below) designated the “8.25% Series D Cumulative Perpetual Redeemable Preferred Units” (the “Series D Preferred Units”), is hereby established. The number of authorized Series D Preferred Units shall be 1,242,000.

2.

Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below for purposes of this Amendment to the Partnership Agreement:

“Articles Supplementary” means the Articles Supplementary of the Company filed with the Maryland State Department of Assessments and Taxation on April 16, 2019, designating the terms, rights and preferences of the Series D Preferred Stock.

“ATM Preferred Stock” shall have the meaning provided in the recitals above.

“Base Liquidation Preference” shall have the meaning provided in Section 6(a) of this Amendment.

“Change of Control” shall have the meaning provided in the Articles Supplementary.

“Change of Control Conversion Date” shall have the meaning provided in the Articles Supplementary.

“Charter” means the Articles of Amendment and Restatement of the Company (as amended or supplemented from time to time, together with the Articles Supplementary).

“Common Stock” shall have the meaning provided in the recitals above.

“Common Units” means all Partnership Units which are not Preferred Units.

“Common Stock Price” shall have the meaning provided in the Articles Supplementary.

“Distribution Record Date” shall have the meaning provided in Section 5(a) of this Amendment.

“Junior Preferred Units” shall have the meaning provided in Section 4 of this Amendment.

“Liquidating Distributions” shall have the meaning provided in Section 6(a) of this Amendment.

“Net Operating Income” shall have the meaning provided in Section 11 of this Amendment.

“Parity Preferred Units” shall have the meaning provided in Section 4 of this Amendment.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Redemption Date” shall have the meaning provided in Section 7(a) of this Amendment.

“Redemption Right” shall have the meaning provided in the Articles Supplementary.

“Senior Preferred Units” shall have the meaning provided in Section 4 of this Amendment.

“Series B Preferred Stock” shall have the meaning provided in the recitals above.

“Series B Preferred Units” shall have the meaning provided in the recitals above.

“Series C Preferred Stock” shall have the meaning provided in the recitals above.

“Series C Preferred Units” shall have the meaning provided in the recitals above.

“Series D Preferred Stock” shall have the meaning provided in the recitals above.

“Series D Preferred Return” shall have the meaning provided in Section 5(a) of this Amendment.

“Series D Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a) of this Amendment.

“Series D Preferred Units” shall have the meaning provided in Section 1 of this Amendment.

“Special Optional Redemption Date” shall have the meaning provided in Section 8(a) of this Amendment.

“Special Optional Redemption Right” shall have the meaning provided in the Articles Supplementary.

References herein to section numbers shall refer to sections of this Amendment unless otherwise specified.

3.    Maturity. The Series D Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.    Rank. The Series D Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to (i) all classes or series of Common Units of the Partnership and (ii) all classes or series of Preferred Units now or hereafter authorized, issued or outstanding, which are expressly designated as ranking junior to the Series D Preferred Units as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on parity with the Series B Preferred Units, the Series C Preferred Units and any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on parity with the Series D Preferred Units as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series D Preferred Units as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series D Preferred Units prior to conversion or exchange. The Series D Preferred Units will also rank junior in right of payment to the Partnership’s existing and future indebtedness.

5.	Distributions.

a)    Subject to the preferential rights of the holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series D Preferred Units as to distribution rights, the holders of Series D Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for the payment of distributions, cumulative cash distributions at the rate of 8.25% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to the fixed annual amount of $2.0625 per unit) (the “Series D Preferred Return”). Distributions on the Series D Preferred Units shall accrue and be cumulative from and excluding the date of original issue of any Series D Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Series D Preferred Unit Distribution Payment Date”) for the period ending on such Series D Preferred Unit Distribution Payment Date, commencing on July 15, 2019. “Business day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York are authorized or required by law, regulation or executive order to close. The amount of any distribution payable on the Series D Preferred Units for any partial distribution period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable in arrears to holders of record of the Series D Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series D Preferred Unit Distribution Payment Date occurs or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Series D Preferred Unit Distribution Payment Date (each, a “Distribution Record Date”).

b)    No distributions on the Series D Preferred Units shall be authorized by the General Partner or declared, paid or set aside for payment by the Partnership at such time as the terms and provisions of any agreement of the Company or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

c)    Notwithstanding anything to the contrary contained herein, distributions on the Series D Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

d)    Except as provided in Section 5(e) below, no distributions shall be declared or paid or set aside for payment, and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to, any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or other classes or series of Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any assets be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, Common Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series D Preferred Units for all past distribution periods shall have been, or contemporaneously are, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set aside for such payment.

e)    When distributions are not paid in full (or a sum sufficient for such full payment is not so set aside) on the Series D Preferred Units and any class or series of Parity Preferred Units, all distributions declared on the Series D Preferred Units and each other class or series of Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series D Preferred Unit and each other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series D Preferred Unit and such class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such class or series of Parity Preferred Units for prior distribution periods if such class or series of Parity Preferred Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series D Preferred Units which may be in arrears.

f)    Holders of Series D Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series D Preferred Units as provided above. Any distribution made on the Series D Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units of Series D Preferred Units which remains payable. Accrued but unpaid distributions on Series D Preferred Units will accumulate as of the Series D Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

g)    For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6.	Liquidation Preference.

a)

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, and, subject to the proportionate rights of holders of Parity Preferred Units, including the Series B Preferred Units and the Series C Preferred Units, the holders of the Series D Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set aside for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment of or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash of $25.00 per Series D Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions to, but not including, the date of payment or the date the liquidation preference is set aside for payment (the “Liquidating Distributions”).

b)

If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series D Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series D Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

c)

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series D Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units and Common Units (to the extent assets remain to be paid or distributed to holders of Common Units after satisfying the payment or distribution obligations to holders of Junior Preferred Units) shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

d)

After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series D Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

e)

For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

7.	Optional Redemption.

a)

The Series D Preferred Units are not redeemable prior to April 18, 2024, except as otherwise provided in this Section 7 and in Section 8 hereof. On or after April 18, 2024, the Partnership, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the

Series D Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per Series D Preferred Unit, plus any accrued and unpaid distributions thereon to, but not including, the date fixed for redemption (the “Redemption Date”). If fewer than all of the outstanding Series D Preferred Units are to be redeemed, the Series D Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot at the option of the Company.

b)

Unless full cumulative distributions on all Series D Preferred Units shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set aside for payment for all past distribution periods and the then-current distribution period, (i) no Series D Preferred Units shall be redeemed unless all outstanding Series D Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Units (except by exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series D Preferred Units by the Partnership in connection with a redemption or purchase by the Company of Series D Preferred Stock pursuant to Article VII of the Charter, Sections 5(c) and Section 9 of the Articles Supplementary, or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series D Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Units.

c)

Immediately prior to any redemption of Series D Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series D Preferred Units to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Series D Preferred Unit Distribution Payment Date, in which case each holder of Series D Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series D Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Series D Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Units for which a notice of redemption has been given.

d)

Notice of redemption of the Series D Preferred Units shall be mailed by the Partnership to each holder of record of the Series D Preferred Units to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date at such holder’s address as the same appears on the records of the Partnership. A failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series D Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of Series D Preferred Units to be redeemed; (iv) the place or places where the Series D Preferred Units are to be surrendered for payment of the redemption price; and (v) that distributions on such Series D Preferred Units to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series D Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series D Preferred Units held by such holder to be so redeemed.

e)

Holders of Series D Preferred Units to be redeemed shall surrender such Series D Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series D Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions payable upon such redemption. If notice of redemption of any of the Series D Preferred Units has been given and if the assets necessary for such redemption have been set aside by the Partnership for the benefit of the holders of any Series D Preferred Units so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series D Preferred Units, such Series D Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series D Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the Redemption Date; provided, however, if the Redemption Date falls after a Distribution Record Date and prior to the corresponding Series D Preferred Unit Distribution Payment Date, each holder of Series D Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series D Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Series D Preferred Unit Distribution Payment Date.

f)

Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series D Preferred Unit for each share of Series D Preferred Stock purchased in the open market, through tender or by private agreement by the Company.

g)

All Series D Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with applicable provisions of the Partnership Agreement.

h)

Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series D Preferred Units at any time in connection with any redemption by the Company of the Series D Preferred Stock.

8.	Special Optional Redemption by the Partnership.

a)

Upon the occurrence of a Change of Control, if and when the Company exercises its Special Optional Redemption Right as provided in Section 6 of the Articles Supplementary, the Partnership will redeem all or any part of the Series D Preferred Units at any time within 120 days after the date on which the Change of Control has occurred, for cash at a redemption price equal to $25.00 per Series D Preferred Unit, plus any accrued and unpaid distributions thereon to, but not including, the date fixed for redemption (the “Special Optional Redemption Date”). If fewer than all of the outstanding Series D Preferred Units are to be redeemed, the Series D Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot. If, prior to the Change of Control Conversion Date, the Partnership exercises its Redemption Right or Special Optional Redemption Right, holders of the Series D Preferred Units shall not have the conversion right described in Section 10 below.

b)

Unless full cumulative distributions on all Series D Preferred Units shall have been or contemporaneously are declared and paid in cash and a sum sufficient for the payment thereof in cash set aside for payment for all past distribution periods and the then-current distribution period, (i) no Series D Preferred Units shall be redeemed unless all outstanding Series D Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Units (except by exchange for Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series D Preferred Units by the Partnership in connection with a redemption or purchase by the Company of Series D Preferred Stock pursuant to Article VII of the Charter, Sections 5(c) and Section 9 of the Articles Supplementary, or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series D Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Units.

c)

Immediately prior to any redemption of Series D Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series D Preferred Units to, but not including, the Special Optional Redemption Date, unless a Special Optional Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Series D Preferred Unit Distribution Payment Date, in which case each holder of Series D Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series D Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Series D Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Units for which a notice of redemption has been given.

d)

Notice of redemption of the Series D Preferred Units shall be mailed by the Partnership to each holder of record of the Series D Preferred Units to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Special Optional Redemption Date at such holder’s address as the same appears on the records of the Partnership. A failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series D Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Special Optional Redemption Date; (ii) the redemption price; (iii) the number of Series D Preferred Units to be redeemed; (iv) the place or places where the Series D Preferred Units are to be surrendered for payment of the redemption price; and (v) that distributions on such Series D Preferred Units to be redeemed will cease to accrue on such Special Optional Redemption Date. If less than all of the Series D Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series D Preferred Units held by such holder to be so redeemed.

e)

Holders of Series D Preferred Units to be redeemed shall surrender such Series D Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series D Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions payable upon such redemption. If notice of redemption of any of the Series D Preferred Units has been given and if the assets necessary for such redemption have been set aside by the Partnership for the benefit of the holders of any Series D Preferred Units so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series D Preferred Units, such Series D Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series D Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the Special Optional Redemption Date; provided, however, if the Special Optional Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Series D Preferred Unit Distribution Payment Date, each holder of Series D Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series D Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Series D Preferred Unit Distribution Payment Date.

f)

Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series D Preferred Unit for each share of Series D Preferred Stock purchased in the open market, through tender or by private agreement by the Company.

g)

All Series D Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with applicable provisions of the Partnership Agreement.

h)

Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series D Preferred Units at any time in connection with any redemption by the Company of the Series D Preferred Stock.

i)

Section 8.04 of the Partnership Agreement shall not apply to the Series D Preferred Units and the Series D Preferred Unit holders shall not have any redemption rights other than those described in Section 7 and Section 8 of this Amendment.

9.    Voting Rights. Holders of the Series D Preferred Units will not have any voting rights.

10.    Conversion. The Series D Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

a)    In the event that a holder of Series D Preferred Stock exercises its right to convert the Series D Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series D Preferred Units of the Partnership held by the Company shall be automatically converted into a number of Common Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series D Preferred Stock; provided, however, that if a holder of Series D Preferred Stock receives cash or other consideration in addition to, or in lieu of, Common Stock in connection with such conversion, then the Company, as the holder of the Series D Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Company to such holder of the Series D Preferred Stock. Any such conversion will be effective at the same time the conversion of Series D Preferred Stock into Common Stock is effective.

b)    No fractional units will be issued in connection with the conversion of Series D Preferred Units into Common Units. In lieu of fractional Common Units, the Company shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price applicable to the shares of Series D Preferred Stock surrendered for conversion by a holder thereof.

11.    Allocations. Section 5.01(f) of the Partnership Agreement is hereby deleted and the following substituted in place thereof:

(f)    Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated pro rata to the holders of the Series B Preferred Units, the Series C Preferred Units and the Series D Preferred Units, treated as a single class, until the aggregate amount of Net Operating Income allocated to all such holders under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series B Preferred Return (as defined in Amendment No. 3 to the Partnership Agreement), the Series C Preferred Return (as defined in Amendment No. 4 to the Partnership Agreement), and the Series D Preferred Return (as defined in Amendment No. 6 to the Partnership Agreement)

paid to such holders for the current and all prior years. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership).

12.    Continuing Effect of Partnership Agreement. Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof when read in conjunction with the aforementioned Amendments to the Partnership Agreement and this Amendment.

[Signature follows on next page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP effective as of the date first above mentioned.

GENERAL PARTNER:

Sotherly Hotels Inc.

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Chief Operating Officer and President

SIGNATURE PAGE TO AMENDMENT NO. 6 TO AGREEMENT OF LIMITED PARTNERSHIP OF SOTHERLY HOTELS LP